Exhibit 5.1

February 15, 2013

Silver Bull Resources, Inc.
925 West Georgia Street, Suite 1908
Vancouver, British Columbia V6C 3L2
Canada

Re:
Registration Statement on Form S-3 (333-180143); up to 22,750,000 units consisting of one share of Common Stock, par value $0.01 per share, and half of a warrant to purchase a share of Common Stock, plus up to 10% additional units upon exercise of over-allotment option

Ladies and Gentlemen:

We have acted as counsel to Silver Bull Resources, Inc., a Nevada corporation (the “Company”), in connection with the proposed issuance of up to 22,750,000 units, plus up to 10% additional units upon exercise of an over-allotment option (the “Units”), each Unit consisting of (i) one share (each, a “Share” and collectively, the “Shares”) of common stock of the Company, par value $0.01 per share (the “Common Stock”), and (ii) half of one warrant, each whole warrant entitling the holder to purchase one share of Common Stock (each, an “Offering Warrant” and collectively, the “Offering Warrants”).  The Units are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 15, 2012 (File No. 333-180143), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Act (as so filed, the “Registration Statement”), a base prospectus dated March 28, 2012 (the “Base Prospectus”), a preliminary prospectus supplement dated February 5, 2013 and a final prospectus supplement dated February 6, 2013, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Units are being sold pursuant to an agency agreement dated February 6, 2013 by and between PI Financial Corp., Stifel Nicolaus Canada Inc. and Roth Capital Partners, LLC and the Company (the “Agency Agreement”).  The Units will not be issued or certificated.  The Shares and the Warrants will be issued separately but will be purchased together in the Offering.  Pursuant to the Agency Agreement, the Company will also issue up to 1,365,000 warrants to the Agents as compensation, plus up to 10% additional warrants upon exercise of the over-allotment option (collectively, together with the Offering Warrants, the “Warrants”).  The compensation warrants issued to the Agents will have the same terms and conditions as the Offering Warrants.  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares and Warrants.

In rendering this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments, have made such inquiries as to questions of fact of officers and representatives of the Company, and have made such examinations of law as we have deemed necessary or appropriate for purposes of giving the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies.

Silver Bull Resources, Inc.
February 15, 2013

We are members of the Bar of the State of Colorado. Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the laws of the State of Colorado and of the Nevada Private Corporations Chapter of the Nevada Revised Statues, Nev. Rev. Stat. 78, including all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting such law.  We express no opinion with respect to the laws of any other jurisdiction or of any other law of the State of Nevada.

Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that, as of the date hereof:

1.  The issue and sale of the Shares has been duly authorized by all necessary corporate action of the Company, and, when and to the extent that the Shares are issued against payment therefor in accordance with the Prospectus and the Agency Agreement, the Shares will be validly issued, fully paid and nonassessable.

2.  The issue and sale of the Warrants has been duly authorized by all necessary corporate action of the Company, and, when and to the extent that the Warrants are issued against payment therefor in accordance with the Prospectus and the Agency Agreement, the Warrants will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.  The issuance of the shares of Common Stock initially issuable upon exercise of the Warrants (the “Warrant Shares”) has been duly authorized by all necessary corporate action of the Company, and when the Warrant Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the Warrant holders, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated February 15, 2013 and to the reference to our firm in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Davis Graham & Stubbs LLP
Davis Graham & Stubbs LLP